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                             U.S. TRUST CORPORATION
                EXHIBIT 11 - COMPUTATION OF NET INCOME PER SHARE

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
                                           Three-Month Periods         Six-Month Periods
                                              Ended June 30,             Ended June 30,
                                        -------------------------   -------------------------
                                           1996          1995          1996          1995
                                        -----------   -----------   -----------   -----------
PRIMARY NET INCOME PER SHARE:
Net Income                              $ 9,854,000   $ 5,367,000   $19,451,000   $13,995,000
Plus Dividend Equivalent on Deferred
  Long-Term Performance Plan Awards
  (After-Tax)                               104,226        90,821       205,476       181,643
                                        -----------   -----------   -----------   -----------
Adjusted Net Income                     $ 9,958,226   $ 5,457,821   $19,656,476   $14,176,643
                                        ===========   ===========   ===========   ===========
Weighted average number of common
  shares outstanding                      9,778,128     9,614,706     9,765,959     9,559,831
Add average shares issuable under stock
  based benefit plans                       833,440       765,187       797,162       775,309
                                        -----------   -----------   -----------   -----------
  Total Common and Common
    Equivalent Shares                    10,611,568    10,379,893    10,563,121    10,335,140
                                        ===========   ===========   ===========   ===========
Primary Net Income Per Share            $      0.94   $      0.53   $      1.86   $      1.37

FULLY DILUTED NET INCOME PER SHARE:
Net Income                              $ 9,854,000   $ 5,367,000   $19,451,000   $13,995,000
Plus Dividend Equivalent on Deferred
  Long-Term Performance Plan Awards
  (After-Tax)                               104,226        90,821       205,476       181,643
                                        -----------   -----------   -----------   -----------
Adjusted Net Income                     $ 9,958,226   $ 5,457,821   $19,656,476   $14,176,643
                                        ===========   ===========   ===========   ===========
Weighted average number of common
  shares outstanding                      9,778,128     9,614,706     9,765,959     9,559,831
Add maximum dilutive impact of average
  shares issuable under stock based
  benefit plans                             833,440       791,775       797,162       819,608
                                        -----------   -----------   -----------   -----------
  Total Dilutive Shares                  10,611,568    10,406,481    10,563,121    10,379,439
                                        ===========   ===========   ===========   ===========
Fully Diluted Net Income Per Share      $      0.94   $      0.52   $      1.86   $      1.37
                                        ===========   ===========   ===========   ===========
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